Exhibit 21.1

MASONITE INTERNATIONAL CORPORATION
SUBSIDIARY LIST AS OF February 20, 2020 *

Austria
Masonite Austria GmbH

Canada
0993477 B.C. Unlimited Liability Company
Crown Door Corp. (Ontario)
Sacopan, Inc. (Quebec)

Chile
Masonite Chile Holdings
Masonite Chile S.A.

China
Masonite (Shanghai) Trading Company Limited

Costa Rica
Inversiones Premdor S.A.
Masonite Costa Rica S.A.
Technoforest Del Norte S.A.

Cyprus
Liora Enterprises Limited

Czech Republic
Masonite CZ spol S.R.O.
Top Doors, S.R.O.

India
Masonite Doors Private Ltd.

Israel
Premdor Ltd.

Ireland
Masonite Ireland
Masonite Europe
Masonite Components

Luxembourg
Masonite Luxembourg S.A.

Malaysia
Magna Foremost Sdn Bhd

Mexico
Masonite Mexico S.A. de C.V.

Netherlands
Premdor Karmiel Holdings B.V.

Poland
Masonite PL Sp. z.o.o.

Turkey
Premdor Kapi Sanayi Ve Ticaret, A.S.

Ukraine
SC Premdor Ukraine

United Kingdom
Door-Stop International Limited
DW3 Products Group Limited
DW3 Products Holdings Limited
Hickman Industries Limited
Masonite Europe Limited
Passivdor Limited
Performance Doorset Solutions, Inc.
Premdor Crosby Limited
Premdor U.K. Holdings Limited
Solidor Limited
ToolsDecor Limited

United States
California
Eger Properties

Delaware
Masonite Corporation
(d/b/a Advisar)
(d/b/a Algoma)
(d/b/a Algoma Express)
(d/b/a Birchwood Best)
(d/b/a Birchwood Lumber & Veneer)
(d/b/a Bolection Door)
(d/b/a Bridgewater Wholesalers)
(d/b/a BWI)
(d/b/a Florida Made Door)
(d/b/a Florida Millwork)
(d/b/a Marshfield Doorsystems)
(d/b/a Masonite Architectural)
(d/b/a Masonite Display)
(d/b/a Mohawk Flush Doors)
(d/b/a USA Wood Door)
Masonite Distribution, LLC

Florida
Sierra Lumber, Inc. (f/k/a Florida Made Door)

Oklahoma
Dominance Industries, Inc.

*	Excludes certain non-significant subsidiaries that are either discontinued or immaterial.